Exhibit 99.1

FOR IMMEDIATE RELEASE

NETWORK-1 ANNOUNCES ACQUISITION OF HIGH FREQUENCY TRADING PATENT PORTFOLIO

New Canaan, Connecticut– March 28, 2022- Network-1 Technologies, Inc. (NYSE American: NTIP), a company engaged in acquiring, developing, licensing, and monetizing intellectual property, today announced that its newly formed subsidiary, HFT Solutions, LLC, has acquired a patent portfolio covering certain advanced technologies relating to high frequency trading (the “HFT Patent Portfolio”).

The HFT Patent Portfolio currently includes six issued U.S. patents and two pending U.S. patents. The portfolio relates to technologies used by firms engaged in high frequency trading activities. The inventions specifically address technological problems associated with speed and latency and provide critical latency gains in trading systems where the difference between success and failure may be measured in nanoseconds.

“This is a very exciting opportunity for Network-1 as the high frequency trading market is robust and the technologies covered by the patents in the portfolio are crucial to those seeking an advantage in these trading activities”, commented Corey M. Horowitz, CEO of Network-1. “We anticipate continuing to develop the portfolio and will be commencing our licensing activities in the near term,” he added.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns ninety-five (95) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes efforts to monetize four patent portfolios (the Cox, M2M/IoT, HFT and Mirror Worlds patent portfolios). Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $187,000,000 from May 2007 through September 30, 2021. Network-1 has achieved licensing and other revenue of $47,150,000 through September 30, 2021 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Reports on 10-Q filed with the Securities and Exchange Commission including, among others, Network-1’s uncertain revenue stream, uncertainty as to the outcome of pending litigation involving Network-1’s Cox Patent Portfolio, whether Network-1 will be successful in its appeal to the Federal Circuit of the District Court judgement of non-infringement dismissing Network-1’s litigation against Facebook, the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, M2M/IoT Patent Portfolio, HFT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as a return on its investment in IliAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company which may result in Network-1 issuing a special cash dividend to its stockholders, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO

Network-1 Technologies, Inc.

(917) 692-0000